COMPANY CONTACT:    Tony M. Shelby
               Chief Financial Officer
              (405) 235-4546

Investor Relations Contact:    Linda Latman (212) 836-9609
Lena LeCati (212) 836-9611
The Equity Group, Inc

March 13, 2007

AMEX:LXU

LSB INDUSTRIES, INC. ANNOUNCES FINAL RESULTS OF EXCHANGE OFFER FOR $3.25 CONVERTIBLE EXCHANGEABLE CLASS C PREFERRED STOCK, SERIES 2

Oklahoma City, Oklahoma . . . March 13, 2007. . . LSB Industries, Inc. (the “Company” or “LSB”) (AMEX: LXU), announced the final results of its previously announced offer to exchange (the “Exchange Offer”) shares of its common stock for 309,807 outstanding shares of $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2 (“Preferred Stock”) (CUSIP No. 502160500). The Exchange Offer expired at 5:00 p.m. New York City Time on Monday, March 12, 2007.

LSB will issue 2,262,971 shares of its common stock in exchange for 305,807 shares of its outstanding Preferred Stock tendered in the Exchange Offer. Pursuant to the terms of the Exchange Offer, the holders of the Preferred Stock accepted in the Exchange Offer waived a total of approximately $7.3 million in accrued and unpaid dividends on such shares of Preferred Stock, or $23.975 per share.  193,295 shares of the Preferred Stock remained outstanding at the expiration of the Exchange Offer.

The Exchange Offer was made pursuant to an offer to exchange and related letter of transmittal, copies of which may be obtained without charge from the Information Agent for the Exchange Offer, Georgeson, toll free at (800) 657-4428. The offer to exchange and other related documents filed with the Securities and Exchange Commission on Schedule TO may be obtained for free at the Commission’s web site, http://www.sec.gov.

LSB is a manufacturing, marketing, and engineering company with activities on a world wide basis. LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, the provision of specialized engineering services, and other activities.